Exhibit 99.1


Contact: Rima Calderon                               For Immediate Release
         (202) 334-6617                              September 23, 2003

                     THE WASHINGTON POST COMPANY COMPLETES
                            CORPORATE RESTRUCTURING

WASHINGTON - The Washington Post Company (NYSE:WPO) announced today that it has completed an internal corporate restructuring. The principal purpose of the restructuring was to separate the company's Washington Post newspaper publishing business into a wholly-owned subsidiary. Prior to this restructuring, the Washington Post newspaper had been run as an operating division of the company.

          As a result of the restructuring, the shares of the company's Class A Common Stock, Class B Common Stock, and Series A Preferred Stock were automatically converted into identical, newly-issued shares of the new holding company, which has assumed the corporate name of The Washington Post Company. Each class carries the same voting powers, designations, preferences, rights, qualifications, restrictions, and limitations as the class from which it was converted. The share conversion requires no physical exchange of stock certificates, and the stock certificates formerly representing each class of the company's stock now represent the equivalent class of stock of the new holding company. The Class B Common Stock of the holding company continues to be listed on the New York Stock Exchange under the symbol WPO, in the same manner as the Class B Common Stock of the company was listed prior to the Restructuring. The Washington Post newspaper will continue to do business as "The Washington Post."

          In accordance with Delaware merger law, the restructuring did not require the approval of the company's stockholders.